Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: iShares ® Silver Trust (ticker: “ SLV ”) and VanEck Vectors ® Gold Miners ETF (ticker: “ GDX ”) Pricing date: September 25, 2020 Valuation dates: Quarterly, beginning approximately one year after issuance Maturity date: September 29, 2022 Automatic early redemption: If on any valuation date the closing value of the worst performer is greater than or equal to its premium threshold value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: 10.00% to 12.00% per annum* CUSIP / ISIN: 17328WAS7 / US17328WAS70 Buffer value: 85% of its initial underlying value, for each underlying Buffer percentage: 15% Premium threshold value: 90% of its initial underlying value, for each underlying Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value : For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its premium threshold value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer is less than its premium threshold value but greater than or equal to its buffer value : $1,000 • If the final underlying value of the worst performer is less than its buffer value: $1,000 + [$1,000 × (underlying return of worst performer + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer is less than its buffer value, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation ex ceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citig rou p Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated August 28, 2020 * The actual premium will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2 Year Autocallable Securities Linked to the Worst of SLV and GDX

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Interim Payment per Security** Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $1,200.00 75.00% $1,200.00 50.00% $1,200.00 20.00% $1,200.00 0.00% $1,200.00 - 5.00% $1,200.00 - 10.00% $1,200.00 - 10.01% $1,000.00 - 13.00% $1,000.00 - 15.00% $1,000.00 - 15.01% $999.90 - 50.00% $650.00 - 100.00% $150.00 Valuation Date on which Worst Performer Exceeds Premium Threshold Value Premium Hypothetical Redemption September 28, 2021 10.00% $1,100.00 December 27, 2021 12.50% $1,125.00 March 25, 2022 15.00% $1,150.00 June 27, 2022 17.50% $1,175.00 If the closing value of the worst performer is greater than or equal to its premium threshold value on any interim valuation date, then the securities will be automatically redeemed prior to maturity and you will receive a premium following that valuation date . ** The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary. B C A Hypothetical Payment at Maturity per Security** Assumes the securities have not been automatically redeemed prior to maturity A B C D D

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion of your investment. If the securities are not automatically redeemed prior to maturity, yo ur payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is l ess than its buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated pri nci pal amount of the securities for every 1% by which that depreciation exceeds the buffer percentage. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the mor e l ikely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities offer downside exposure, but no upside exposure, to the underlyings. • You will not receive dividends or have any other rights with respect to the underlyings . • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation da tes. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings In c. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the est imated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The securities are subject to risks associated with silver. • There are risks relating to commodities trading on the London Bullion Market Association. • You will not have any rights with respect to the commodities held by the iShares ® Silver Trust. • The iShares ® Silver Trust is not an investment company or commodity pool and will not be subject to regulation under the Investment Compan y Act of 1940, as amended, or the Commodity Exchange Act. • The performance and market value of the iShares ® Silver Trust, particularly during periods of market volatility, may not correlate with the performance of its underlying comm od ity as well as the net asset value per share. • The VanEck Vectors ® Gold Miners ETF is subject to risks associated with non - U.S. markets. • Fluctuations in exchange rates will affect the closing value of the VanEck Vectors ® Gold Miners ETF . • The VanEck Vectors ® Gold Miners ETF is subject to risks associated with the gold and silver mining industries. • The value and performance of the underlying shares of the VanEck Vectors ® Gold Miners ETF may not completely track the performance of the underlying index that it seeks to track or the net asset value per share of the VanEck Vectors ® Gold Miners ETF . • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You s hou ld read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying prel imi nary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you s hou ld read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other doc uments Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obt ain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the se cur ities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, w hic h can be accessed via the link on the first page.